Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the registration statement Nos. 333-131222, 333-112023, 333-108623, 333-108283, 333-102926, 333-99845, and 333-72172 on Form S-3 and Nos. 333-143651, 333-116182, 333-102990, 333-69336, and 333-47210 on Form S-8 of iGo, Inc. and subsidiaries (the Company) of our report dated December 17, 2010, with respect to the balance sheets of the Aerial7 Industries, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception (August 14, 2008) to December 31, 2008 and for the year ended December 31, 2009, which report appears in this Form 8-K/A. As discussed in Note 12, on October 7, 2010, Aerial7 Industries, Inc. was acquired by iGo, Inc..
/s/ dbbmckennon
Newport Beach, California
December 17, 2010